EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-736006 and No. 33-2657) on Form S-8 of Hills Bancorporation of our report dated March 10, 2011, with respect to the consolidated balance sheets of Hills Bancorporation and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Hills Bancorporation.

/s/ KPMG LLP

Des Moines, Iowa
March 10, 2011

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